Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FIRST QUARTER 2026

Ocala, FL…March 13, 2026—Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its first quarter ended January 31, 2026. Sales for the first quarter of 2026 were $10.5 million compared to $12.2 million recorded in the first quarter of 2025. Income from operations for the first quarter of 2026 was $1.8 million versus $2.3 million in the same period a year ago. Net income after taxes was $1.6 million as compared to $2.0 million for the same period last year. Earnings per share for the first quarter of 2026 were $0.50 per share compared to $0.61 per share ($0.60 diluted) last year.

Nobility’s financial position during the first quarter of 2026 remains strong with cash and cash equivalents, certificates of deposit and short-term investments of $25.9 million and no outstanding debt. Working capital is $45.6 million and our ratio of current assets to current liabilities is 8.0:1. Stockholders’ equity is $59.4 million and the book value per share of common stock is $18.85.

The Board of Directors on March 6, 2026 declared a one-time cash dividend of $1.50 per common share for the fiscal year 2025. The cash dividend is payable on April 13, 2026, to stockholders of record as of March 30, 2026. Nobility Homes has distributed one-time cash dividends for the last ten fiscal years.

Terry Trexler, President, stated, “Total net sales decreased during the first three months of 2026 as compared to same period in 2025 due to a decrease in the number of new retail homes sold in our Company owned retail sales centers (43 homes versus 67 homes) partially offset by an increase in the number of homes sold to independent dealers (57 homes versus 31 homes) which have lower margins. In addition, we are building and selling lower-priced homes to offset costs for customers due to the higher interest rates.

We believe that potential customers have delayed or deferred purchasing decisions, or are generally opting to purchase lower cost homes, when considering the higher interest rate environment and the uncertainty of the economy, which continue to negatively impact sales. There also remain delays in the receipt of certain key production materials from suppliers, as well as back orders, price increases, tariffs and labor shortages which continue to cause delays in the completion of the homes at our manufacturing facility. We also continue to experience inflation in several building products resulting in increases in our material and labor costs. We expect these challenges will continue throughout fiscal year 2026.

According to the Florida Manufactured Housing Association, shipments for the manufacturing housing industry in Florida for the period from November 2025 through January 2026 increased by approximately 2% from the same period last year.

Maintaining our strong financial position is vital for future growth and success. Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2025, we celebrated our 58th anniversary in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 35 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by competitive pricing pressures at both the wholesale and retail levels, inflation, tariffs, increasing material costs (including forest based products) or availability of materials due to supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, increase in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, the impact of higher interest rates on mortgage financing, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist attacks, or other events such as a pandemic, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	January 31, 2026	November 1, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,083,302	$13,230,504
Certificates of deposit	14,184,546	13,109,325
Short-term investments	622,994	583,128
Accounts receivable - trade	3,950,239	4,602,671
Mortgage notes receivable	5,287	3,645
Income tax receivable	—	—
Inventories	20,267,781	19,733,235
Prepaid expenses and other current assets	1,925,924	2,000,403

Total current assets	52,040,073	53,262,911
Property, plant and equipment, net	8,163,330	8,230,055
Mortgage notes receivable, less current portion	141,885	143,373
Other investments	579,943	553,752
Property held for resale	26,590	26,590
Deferred income taxes	—	—
Cash surrender value of life insurance	4,838,430	4,772,430
Other assets	156,287	156,287

Total assets	$65,946,538	$67,145,398

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$686,746	$586,001
Accrued compensation	411,291	765,853
Accrued expenses and other current liabilities	1,403,404	1,590,827
Income taxes payable	526,191	658,461
Customer deposits	3,451,530	2,795,344

Total current liabilities	6,479,162	6,396,486
Deferred income taxes	34,069	34,069

Total liabilities	6,513,231	6,430,555

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,153,665 and 3,253,665 shares outstanding	536,491	536,491
Additional paid in capital	11,376,733	11,316,595
Retained earnings	80,666,245	79,037,919
Less treasury stock at cost, 2,211,242 and 2,111,242 shares, respectively	(33,146,162)	(30,176,162)

Total stockholders’ equity	59,433,307	60,714,843

Total liabilities and stockholders’ equity	$65,946,538	$67,145,398

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	January 31, 2026	February 1, 2025
Net sales	$10,502,846	$12,241,742
Cost of sales	(7,305,740)	(8,270,957)

Gross profit	3,197,106	3,970,785
Selling, general and administrative expenses	(1,369,656)	(1,676,650)

Operating income	1,827,450	2,294,135

Other income (expense)
Interest income	255,849	285,278
Undistributed earnings in joint venture - Majestic 21	26,191	25,805
Proceeds received under escrow arrangement	21,446	38,152
Increase (decrease) in fair market value of equity investment	39,866	(2,916)
Gain on disposal of property, plant and equipment	1,000	—
Miscellaneous	9,330	8,759

Total other income	353,682	355,078

Income before provision for income taxes	2,181,132	2,649,213
Income tax expense	(552,806)	(668,791)

Net income	$1,628,326	$1,980,422

Weighted average number of shares outstanding:
Basic	3,250,368	3,268,829
Diluted	3,256,535	3,277,204
Net income per share:
Basic	$0.50	$0.61
Diluted	$0.50	$0.60